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                                                                Exhibit 10.47

                            [LETTERHEAD OF OMG GROUP]

January 27, 2006

Mr. Daniel K. Lewis
356 Cheshire Road
Hudson, OH 44236

Dear Dan:

I am pleased to offer you the position of Vice President, Human Resources, reporting to me. You will be a member of our Executive Committee and responsible for the oversight and management of all human resources operations and activities of the Company. We have tremendous challenges ahead as we grow the business and set clear expectations and standards for our organization. I am excited about the contribution I know you will make to our performance.

The following confirms the terms of our offer:

     1. First year base salary of $265,000, with an annual salary and performance review in February each year thereafter starting in 2007.

     2. Your start date will be February 20, 2006, or as soon thereafter as reasonably possible.

     3. You will participate in our key management short term incentive plan under which you will be eligible to receive an annual cash bonus for each fiscal year of the company ending during your employment. Under the program, the Compensation Committee in consultation with me awards bonuses based on individual performance and Company results. The target amount of your bonus is 50% of your base salary and is based on the level of achievement of established performance goals. Your bonus will be paid in accordance with the company's practices for senior executives and is typically payable in February of each year. It is our understanding that you are expecting to receive a $100,000 bonus from Goodyear Tire and Rubber Company, your current employer, for your performance in 2005 (the "Expected Bonus"). In the event and to the extent that Goodyear does not pay any or all of the Expected Bonus to you, OM Group, Inc. will pay you an amount equal to the difference.

     4. In addition to your salary and bonus, you will be compensated for the loss of your pension which is scheduled to vest in May of 2006. In consideration for joining OM Group, Inc. prior to that pension vesting date, the Company will pay you $62,500 on your start date (as set forth above) and $62,500 on February 20, 2007, so long as you are still employed by the Company on that date. The Company shall award you stock options to purchase 20,000 shares of the Company's common stock. Options are priced on the date of grant and will vest 33 1/3% per year for each full year of your continuous employment commencing on the first anniversary of the date of grant. The date of grant will be your start date. Thereafter stock options are typically granted in February of each year and you will be eligible to receive additional grants (starting in February 2007) in accordance with the Company's practices for senior executives.

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     5.   You will be eligible to participate in all of the Company's executive compensation plans, including any management incentive plans, life insurance plans, deferred compensation plans, supplemental retirement plans and equity plans, in which senior executives of the Company participates.


     6. We will provide you with a car allowance in the amount of $1,500 per month. This allowance is intended to cover all costs, which include but are not limited to the purchase or lease price of a vehicle, insurance, registration, maintenance, taxes, etc. The allowance will be included in your paycheck on the first pay period of each month.

     7. You are eligible for four (4) weeks of paid vacation and five (5) personal days of paid time off immediately.

     8. You are eligible for participation in the Company's employee benefit and welfare plans, including the Company's Profit Sharing and Retirement Savings Plan (and any other plans providing for retirement benefits), medical, dental, vision, hospitalization, life or disability insurance and flexible spending. Enclosed are the highlights of our benefit plans.

     9. You will be reimbursed, in the event and to the extent not otherwise paid by your current employer, for your personal travel from Brussels, Belgium to Cleveland, Ohio and the move of any incidentals in connection therewith up to $10,000.

     10.  We will pay for indoor parking for you at the Company's headquarters.

     11. We will enter into an agreement relative to change of control with you within seven (7) days of your start date. The agreement will be in the form approved for all other similarly situated senior executives.

     12. Within thirty (30) days of your start date, we will enter into an agreement relative to severance (one year base and bonus at target) in the event of (i) your termination without cause, or (ii) your departure from the company as a result of a material change in your reporting structure. This severance agreement will be for a term of three (3) years and may be renewed at the discretion of the Compensation Committee.

Please confirm your agreement to accept this position by returning one copy of this letter; you may retain one copy for your records. We look forward to your start date and to working with you.

Sincerely,

Joseph Scaminace
Chief Executive Officer

Agreed to this 30th day of January, 2006

/s/ Daniel K. Lewis
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Daniel K. Lewis